Exhibit 3.5
ARTICLES OF AMENDMENT
OF
UNITED COMMUNITY BANKS, INC.
1.
The name of the corporation is United Community Banks, Inc.
2.
The Restated Articles of Incorporation of the corporation are amended by striking the first paragraph of Article V thereof and inserting the following:
“The corporation shall have authority to issue 200,000,000 shares of common stock, $1.00 par value (the “Common Stock”) and 10,000,000 shares of preferred stock, $1.00 par value (the “Preferred Stock”). Subject to the provisions of any applicable law or the Bylaws of the corporation (as from time to time amended) with respect to fixing the record date for the determination of shareholders entitled to vote, and except as otherwise provided by any applicable law or the by the resolution or resolutions of the board of directors providing for the issue of any series of Preferred Stock, the holders of the Common Stock shall have and possess exclusive voting power and rights for the election of directors and for all other purposes, with each share being entitled to one vote.”
3.
The Restated Articles of Incorporation of the corporation are further amended by striking Article XI in its entirety and insert in lieu the following:
“Except as otherwise provided by law, any amendment or repeal of any provision of the Articles of Incorporation or Article II (Stockholders’ Meetings) or III (Board of Directors) of the Bylaws of the corporation requires the affirmative vote of holders of a majority of the shares of capital stock of the corporation then issued and outstanding and entitled to vote on such matters.”
4.
This amendment to the Restated Articles of Incorporation was adopted on February 10, 2010, and was duly approved by the shareholders entitled to vote thereon in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.
IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Restated Articles of Incorporation of United Community Banks, Inc. this 27th day of May, 2010.

UNITED COMMUNITY BANKS, INC.
By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
President and Chief Executive Officer